Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com

Applica Incorporated Announces Updated Guidance

     Miramar, Florida (April 20, 2005) — Applica Incorporated (NYSE: APN) today announced that it anticipates it will record a net loss in the first quarter of between $22 million and $23 million. The larger-than-estimated loss is primarily the result of:

•	a write-down of inventory related to lower-than-anticipated consumer demand;

•	increased product warranty returns and related expenses; and

•	additional losses in the Mexico manufacturing operations.

     Applica will hold a conference call on April 28, 2005 at 11:00 a.m., Eastern Daylight Time, to discuss its first-quarter results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Monday, May 5, 2005, at midnight.

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates a manufacturing facility in Mexico. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding our transition from manufacturers to a company that purchases most of its products from third party sources; complications resulting from our implementation of the new ERP system; success or failure of our growth strategy; consumer acceptance of our products; increases in cost and availability of raw materials; our dependence on purchases from large customers; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; our dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2004. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.